Preliminary and Confidential Draft Subject to Review and Significant Revision Prepared at the Request of Counsel Exhibit (c)(2)(F) Project Alpha Supplemental Discussion Materials Prepared for the Special Committee of the Board of Directors: Market Trading and Financial Update September 15, 2022

Preliminary and Confidential Draft Subject to Review and Significant Revision Prepared at the Request of Counsel These materials have been prepared by Evercore Group L.L.C. (“Evercore”) for the Special Committee of the Board of Directors of Alpha (the “Company”) to whom such materials are directly addressed and delivered and may not be used or relied upon for any purpose other than as specifically contemplated. These materials are based on information provided by or on behalf of the Company and/or other potential transaction participants, from public sources or otherwise reviewed by Evercore. Evercore assumes no responsibility for independent investigation or verification of such information and has relied on such information being complete and accurate in all material respects. To the extent such information includes estimates and forecasts of future financial performance prepared by or reviewed with the Management of the Company and/or other potential transaction participants or obtained from public sources, Evercore has assumed that such estimates and forecasts have been reasonably prepared on bases reflecting the best currently available estimates and judgments of such Management (or, with respect to estimates and forecasts obtained from public sources, represent reasonable estimates). No representation or warranty, express or implied, is made as to the accuracy or completeness of such information and nothing contained herein is, or shall be relied upon as, a representation, whether as to the past, the present or the future. These materials were designed for use by specific persons familiar with the business and affairs of the Company. These materials are not intended to provide the sole basis for evaluating, and should not be considered a recommendation with respect to, any transaction or other matter. These materials have been developed by and are proprietary to Evercore and were prepared exclusively for the benefit and internal use of the Special Committee of the Board of Directors of the Company. These materials supplement the “Project Alpha Discussion Materials Prepared for the Special Committee of the Board of Directors dated July 25, 2022 presented by Evercore to the Special Committee on that date in connection with the proposed transaction described in those materials and the supplements to those materials presented to the Special Committee on July 28, 2022 and September 2, 2022 (collectively sometimes referred to as the “Prior Presentations ). These materials do not restate all of the assumptions and qualifications set forth in the July Presentations and must be read in conjunction with those presentations. These materials were compiled on a confidential basis for use by the Special Committee of the Board of Directors of the Company in evaluating the potential transaction described in the Prior Presentations and not with a view to public disclosure or filing thereof under state or federal securities laws, and may not be reproduced, disseminated, quoted or referred to, in whole or in part, without the prior written consent of Evercore. These materials do not constitute an offer or solicitation to sell or purchase any securities and are not a commitment by Evercore (or any affiliate) to provide or arrange any financing for any transaction or to purchase any security in connection therewith. Evercore assumes no obligation to update or otherwise revise these materials. These materials may not reflect information known to other professionals in other business areas of Evercore and its affiliates. Evercore and its affiliates do not provide legal, accounting or tax advice. Accordingly, any statements contained herein as to tax matters were neither written nor intended by Evercore or its affiliates to be used and cannot be used by any taxpayer for the purpose of avoiding tax penalties that may be imposed on such taxpayer. Each person should seek legal, accounting and tax advice based on his, her or its particular circumstances from independent advisors regarding the impact of the transactions or matters described herein.

Preliminary and Confidential Draft Subject to Review and Significant Revision Prepared at the Request of Counsel Table of Contents Section Market Trading and Financial Update I Preliminary Valuation Analysis (As Presented on 9/2) II

Preliminary and Confidential Draft Subject to Review and Significant Revision Prepared at the Request of Counsel I. Market Trading and Financial Update

Preliminary and Confidential Draft Subject
to Review and Significant Revision
Prepared at the Request of Counsel

Market Trading and Financial Update

Analysis at Various Prices (9/14/22)

($ in millions, except per share amounts)

	Metric	Illustrative Transaction Value					
Offer Price per Share		**$71.50**	**$72.50**	**$73.50**	**$73.75**	**$74.75**	**$75.75**
Illustrative Premium to Current Price ($71.87/share)		**(0.5%)**	**0.9%**	**2.3%**	**2.6%**	**4.0%**	**5.4%**
% Premium to Receipt of Initial Proposal	$64.50	*10.9%*	*12.4%*	*14.0%*	*14.3%*	*15.9%*	*17.4%*
% Premium to Indexed Comp Performance Price [1]	62.11	*15.1%*	*16.7%*	*18.3%*	*18.7%*	*20.3%*	*22.0%*
% Premium to 10-Day VWAP as of 6/13/2022	69.53	*2.8%*	*4.3%*	*5.7%*	*6.1%*	*7.5%*	*8.9%*
% Premium to 30-Day VWAP as of 6/13/2022	63.21	*13.1%*	*14.7%*	*16.3%*	*16.7%*	*18.3%*	*19.8%*
Fully Diluted Shares Outstanding		363.0	363.0	363.0	363.0	363.0	363.0
Equity Value		**$25,955**	**$26,318**	**$26,681**	**$26,771**	**$27,134**	**$27,497**
Plus: Total Debt		6,350	6,350	6,350	6,350	6,350	6,350
Less: Cash & Short-Term Investments		(553)	(553)	(553)	(553)	(553)	(553)
Plus: Noncontrolling interest		378	378	378	378	378	378
Enterprise Value		**$32,130**	**$32,493**	**$32,856**	**$32,946**	**$33,309**	**$33,672**

	Management Forecasts Metric[2]	Implied Multiples						Current Trading Multiples Consensus Metrics (As of 09/14/2022) Metric[3]	Alpha	Proxy Peers[4]
P / CFPS										
2022E	$18.89	3.8x	3.8x	3.9x	3.9x	4.0x	4.0x	$19.60	3.7x	4.2x
2023E	19.13	3.7	3.8	3.8	3.9	3.9	4.0	17.72	4.1	4.6
TEV / EBITDAX										
2022E	$8,295	3.9x	3.9x	4.0x	4.0x	4.0x	4.1x	$8,215	3.9x	4.2x
2023E	8,146	3.9	4.0	4.0	4.0	4.1	4.1	7,661	4.2	4.5
FCF Yield										
2022E	$12.54	17.5%	17.3%	17.1%	17.0%	16.8%	16.6%	$11.95	16.6%	16.9%
2023E	9.61	13.4%	13.3%	13.1%	13.0%	12.9%	12.7%	9.37	13.0%	14.1%

Updated commodity pricing as of August 30, 2022

Source: Alpha Management, public filings, FactSet market data as of 9/14/2022
Note: Proxy peers include APA, CTRA, DVN, FANG, EOG, HES, MRO, OVV and PXD ("Proxy Peers")
1. The Indexed Comp Performance Price was calculated as the price at the receipt of the Initial Proposal multiplied by 1 minus the median Proxy Peers' price performance since the date of the Initial Proposal (3.7%)
2. Based on the Alpha Financial Projections at Consensus Pricing as of 9/14/2022
3. Based on FactSet Consensus estimates
4. Represents the median of Proxy Peers excluding HES due to valuation difference associated with HES' Guyana asset profile

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Preliminary and Confidential Draft Subject
to Review and Significant Revision
Prepared at the Request of Counsel

Market Trading and Financial Update

Valuation Multiples Since Initial Proposal

Relative Price Performance Since June 13, 2022[1]



25%
--%
(25%)
(50%)
6/13/22
6/28/22
7/14/22
7/29/22
8/14/22
8/29/22
9/14/22
11.4%
1.3%
(2.5%)
(26.8%)
Alpha
Proxy Peers
HHUB
WTI

Change in Share Price and Valuation Multiples

	Share Price							EV / 2023E EBITDAX[2]						
	6/13/22	7/20/22	8/30/22	9/14/22	Δ 6/13 - 7/20	Δ 6/13 - 8/30	Δ 6/13 - 9/14	6/13/22	7/20/22	8/30/22	9/14/22	Δ 6/13 - 7/20	Δ 6/13 - 8/30	Δ 6/13 - 9/14
Alpha	**$64.50**	**$66.51**	**$70.03**	**$71.87**	**3.1%**	**8.6%**	**11.4%**	**4.2x**	**4.1x**	**4.2x**	**4.2x**	**(1.8%)**	**(0.9%)**	**0.5%**
Peers:														
APA	$45.57	$35.00	$39.32	$41.74	(23.2%)	(13.7%)	(8.4%)	3.3x	2.6x	2.6x	2.7x	(21.0%)	(20.5%)	(18.4%)
CTRA	32.56	28.91	30.40	32.23	(11.2%)	(6.6%)	(1.0%)	5.0	4.2	4.2	4.4	(16.6%)	(16.6%)	(12.9%)
DVN	69.24	57.68	71.08	72.17	(16.7%)	2.7%	4.2%	4.9	4.1	4.5	4.6	(16.8%)	(8.0%)	(6.3%)
EOG	132.73	105.57	121.86	126.73	(20.5%)	(8.2%)	(4.5%)	5.4	4.0	4.7	4.8	(24.6%)	(12.5%)	(10.2%)
FANG	147.80	118.77	134.07	140.17	(19.6%)	(9.3%)	(5.2%)	5.0	4.2	4.6	4.7	(16.3%)	(9.4%)	(6.2%)
HES	121.54	104.92	122.12	128.09	(13.7%)	0.5%	5.4%	6.9	6.0	6.7	6.9	(13.8%)	(3.8%)	0.4%
MRO	28.39	22.92	25.58	27.36	(19.3%)	(9.9%)	(3.6%)	4.6	3.7	3.9	4.1	(20.9%)	(16.0%)	(11.4%)
OVV	56.79	46.58	52.83	53.64	(18.0%)	(7.0%)	(5.5%)	3.4	2.7	3.0	3.1	(18.8%)	(10.0%)	(9.0%)
PXD	261.37	216.81	254.71	251.70	(17.0%)	(2.5%)	(3.7%)	5.8	4.6	5.4	5.3	(20.5%)	(7.3%)	(8.5%)
Median of Peers					**(18.0%)**	**(7.0%)**	**(3.7%)**	**5.0x**	**4.1x**	**4.5x**	**4.6x**	**(18.8%)**	**(10.0%)**	**(9.0%)**

Source: FactSet market data as of 9/14/2022
1. Proxy peers relative price performance calculated as an average of proxy peers indexed price performance
2. EV / 2023E EBITDAX based on Consensus trading multiples

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Preliminary and Confidential Draft Subject to Review and Significant Revision Prepared at the Request of Counsel Market Trading and Financial Update Strip and Consensus Pricing – 6/13/22, 7/20/22, 8/30/22 and 9/14/22 2H 2022E 2023E 2024E 2025E 2026E Thereafter WTI ($ / Bbl) $114.24 $98.87 $87.17 $78.81 $73.00 $73.00 Strip Pricing HHUB ($ / MMBtu) 8.63 6.62 5.32 4.93 4.82 4.82 June 13, 2022 WTI ($ / Bbl) $99.15 $87.55 $77.29 $70.43 $67.06 $67.06 Consensus Pricing HHUB ($ / MMBtu) 5.92 4.76 3.90 3.53 3.49 3.49 WTI ($ / Bbl) $98.13 $85.47 $78.40 $73.77 $70.54 $70.54 Strip Pricing HHUB ($ / MMBtu) 7.80 5.69 4.77 4.56 4.44 4.44 July 20, 2022 WTI ($ / Bbl) $102.55 $90.08 $78.91 $72.34 $66.60 $66.60 Consensus Pricing HHUB ($ / MMBtu) 6.28 5.10 4.20 3.88 3.49 3.49 WTI ($ / Bbl) $93.59 $85.24 $77.05 $71.18 $66.72 $66.72 Strip Pricing HHUB ($ / MMBtu) 8.82 6.62 5.29 4.92 4.82 4.82 August 30, 2022 WTI ($ / Bbl) $102.90 $91.27 $80.15 $73.12 $68.20 $68.20 Consensus Pricing HHUB ($ / MMBtu) 6.66 5.46 4.32 3.96 3.55 3.55 WTI ($ / Bbl) $91.20 $82.26 $75.36 $70.61 $67.04 $67.04 Strip Pricing HHUB ($ / MMBtu) 8.75 6.65 5.29 5.02 4.94 4.94 September 14, 2022 WTI ($ / Bbl) $102.67 $91.66 $79.23 $73.06 $68.10 $68.10 Consensus Pricing HHUB ($ / MMBtu) 6.69 5.51 4.55 4.17 3.60 3.60 3

Preliminary and Confidential Draft Subject
to Review and Significant Revision
Prepared at the Request of Counsel

Market Trading and Financial Update

Overview of Peer Operational, Trading and Valuation Metrics

	Trading		Scale		Valuation Multiples		FCF Yield		Coverage	Leverage	Returns		Growth	
Ticker	Share Price YTD	Broker Target Upside	Market Value ($Bn)	2022E EBITDAX ($Bn)	Price / CFPS ('22E)	TEV / EBITDAX ('22E)	FCF Yield ('22E)	FCF Yield ('23E)	FCF / Dividends ('22E)	RF Net Leverage ('22E)	ROCE ('22E)	Dividend Yield [1] ('22E)	Prod CAGR ('22-'25E)	CFPS CAGR ('22-'25E)
HES	73%	6%	$40.0	$6.3	8.1x	8.0x	5%	6%	4.7x	0.7x	13%	1%	13%	11%
EOG	43%	17%	74.9	15.9	5.9	4.9	11%	11%	1.6	(0.0)	31%	7%	8%	(3%)
DVN [2]	64%	10%	47.4	10.4	5.1	5.1	14%	13%	14.9	0.2	33%	9%	2%	(6%)
PXD	38%	14%	63.2	13.7	5.1	4.8	14%	10%	9.5	(0.3)	26%	14%	4%	(11%)
CTRA	70%	15%	26.0	7.1	4.5	3.9	16%	13%	2.1	0.1	25%	8%	1%	(7%)
FANG [3]	30%	24%	25.2	7.6	3.9	4.4	18%	15%	3.8	0.6	24%	9%	3%	(9%)
MRO	67%	17%	18.7	6.1	3.3	3.6	23%	18%	21.1	0.2	42%	1%	0%	(13%)
OVV [4]	59%	30%	14.1	4.7	3.2	3.8	18%	27%	10.4	0.5	35%	2%	1%	n.a.
APA	55%	30%	13.9	7.3	2.8	2.6	23%	21%	19.4	0.5	64%	1%	3%	(12%)
Mean [5]	**53%**	**20%**	**$35.4**	**$9.1**	**4.2x**	**4.1x**	**17%**	**16%**	**10.3x**	**0.2x**	**35%**	**6%**	**3%**	**(9%)**
Median [5]	**57%**	**17%**	**25.6**	**7.4**	**4.2**	**4.2**	**17%**	**14%**	**9.9**	**0.2**	**32%**	**8%**	**3%**	**(9%)**
Alpha [6]	61%	4%	$26.1	$8.2	3.7	3.9	17%	13%	10.7x	0.4x	25%	2%	3%	(9%)

Source: Company filings, equity research, FactSet market data as of 9/14/2022
Note: Ranked by P / CFPS ('22E)
1. Annualized latest fixed and variable dividend
2. Pro forma for the Williston Basin and Eagle Ford acquisitions
3. Pro forma for the merger with Rattler Midstream
4. Pro forma for the Uinta and Bakken divestitures
5. Excludes HES due to valuation difference associated with HES' Guyana asset profile
6. Metrics based on Consensus estimates; price target includes restricted brokers

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Preliminary and Confidential Draft Subject to Review and Significant Revision Prepared at the Request of Counsel II. Preliminary Valuation Analysis (As Presented on 9/2)

Preliminary and Confidential Draft Subject
to Review and Significant Revision
Prepared at the Request of Counsel

Preliminary Valuation Analysis (As Presented on 9/2)

Summary of Alpha Standalone Financial Analysis

	Metric	Price Per Share	Description
Net Asset Value	Alpha NAV Model at Strip Pricing	$52.51 – $73.74	▪ Based on Alpha NAV Model asset-level development forecast burdened with G&A and taxes; WaterCo valued separately and added to E&P value; Royalty business NCI deducted from NAV; various discount rates applied by reserve category; 7/1/2022 effective date
Net Asset Value	Alpha NAV Model at Consensus Pricing	$51.17 – $70.75	▪ Based on Alpha NAV Model asset-level development forecast burdened with G&A and taxes; WaterCo valued separately and added to E&P value; Royalty business NCI deducted from NAV; various discount rates applied by reserve category; 7/1/2022 effective date
Discounted Cash Flow	Alpha Financial Projections at Strip Pricing	$61.33 – $86.24	▪ Based on Alpha consolidated financials; balance sheet as of 6/30/2022; 9.25%-10.25% WACC[1]; 1.5%-2.5% perpetual growth rate; 4.3x-5.8x[2] terminal EBITDAX exit multiple; 7/1/2022 effective date
Discounted Cash Flow	Alpha Financial Projections at Consensus Pricing	$54.85 – $81.66	▪ Based on Alpha consolidated financials; balance sheet as of 6/30/2022; 9.25%-10.25% WACC[1]; 1.5%-2.5% perpetual growth rate; 4.3x-5.8x[2] terminal EBITDAX exit multiple; 7/1/2022 effective date
Trading Multiples Analysis	TEV / EBITDAX	$63.24 – $86.10	▪ 2022E Consolidated EBITDAX of $8,295 MM at 3.5x – 4.5x[2] ▪ 2023E Consolidated EBITDAX of $8,146 MM at 3.8x – 4.5x[2]
Trading Multiples Analysis	Price / CFPS	$66.41 – $86.38	▪ 2022E CFPS of $18.89 at 3.5x – 4.5x[2] ▪ 2023E CFPS of $19.13 at 3.5x – 4.5x[2]
Reference Values	Precedent Transactions - TEV / EBITDAX	$63.24 – $86.10	▪ 2022E Consolidated EBITDAX of $8,295 MM at 3.5x – 4.5x[2]
Reference Values	Precedent Transactions - Price / CFPS	$61.68 – $80.58	▪ 2022E CFPS of $18.89 at 3.3x – 4.3x[2]
Reference Values	Premia Paid	$74.18 – $89.55	▪ Based on select energy cash take-private and buy-in transactions since January 2018: 15.0% - 30.0%
Reference Values	Analyst Forward Price Targets	$70.00 – $76.50	▪ Range of the 25% - 75% percentile of price targets of analysts reporting available since 7/18/2022, undiscounted; 16 published price targets ▪ Mean analyst price target of $72.88
Reference Values	52-Week Trading Range	$37.29 – $74.22	▪ Based on closing prices prior to 8/30/2022

Current Share Price (8/30/22): $70.03   Proposed Consideration (8/30/22): $71.50

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Source: Alpha Corporate Model, Alpha NAV Model, Company filings, FactSet market data as of 8/30/2022
1. See WACC analysis on page 22 on the calculation of the modified WACC
2. See trading multiples analysis on pages 17 and 18 for the updated multiple ranges